UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 28, 2008
Integrity Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022

(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324

(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 28, 2008, Integrity Bank, a Georgia state chartered commercial bank (the “Bank”) that is wholly owned by Integrity Bancshares, Inc., a Georgia corporation (the “Company”), entered into an Employment, Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Employment Agreement”), effective as of September 19, 2007 (the “Effective Date”), with Mr. Patrick M. Frawley in connection with Mr. Frawley’s appointment as President and Chief Executive Officer of the Bank in September 2007. Mr. Frawley, age 56, also serves as the President and Chief Executive Officer of the Company and the Vice Chairman of the Boards of Directors of the Bank and the Company. Mr. Frawley most recently served as Chairman of the North Alabama region for Superior Bank, following Superior Bank’s acquisition of Community Bank, where Mr. Frawley served as Chairman and Chief Executive Officer since January 2003. Mr. Frawley was originally recruited by Community Bank in March of 2002 to restore investor confidence and to develop and implement a comprehensive strategic plan to correct the bank’s operational deficiencies.
     The Employment Agreement commences on the Effective Date and continues for three years, with automatic subsequent one-year extensions unless terminated by the Bank or Mr. Frawley through written notice to be made not less than 90 days’ prior to the end of any term. Mr. Frawley’s initial annual base salary has been set at $385,000, and he will be eligible to participate in the Bank’s bonus, benefit and incentive-based compensation programs. Mr. Frawley will also be entitled to certain relocation expense reimbursements and temporary housing.
     The Employment Agreement specifies the payments and benefits to which Mr. Frawley is entitled upon termination for specified events including: death, disability, termination by the Bank for any reason other than for “cause” and resignation by Mr. Frawley for the Bank’s breach of the Employment Agreement or for a change in Mr. Frawley’s position or duties. In the event that Mr. Frawley is terminated by the Bank other than for “cause,” or Mr. Frawley resigns due to a breach in the terms of the Employment Agreement or change in his position or duties, Mr. Frawley will be entitled to continue to receive his base salary together with any cash bonuses (as defined in the Employment Agreement) for a period of twelve months following the termination date if the Bank is deemed to be in a troubled condition, and subject to the applicable regulatory approval required. However, if the Bank is not deemed to be in a troubled condition, Mr. Frawley shall be paid his base salary, together with any cash bonuses, for a period of three years following the termination date.
     In the event that Mr. Frawley resigns following a change in control of the Bank, Mr. Frawley shall be entitled to his base salary plus cash bonus, for a period of twelve months following the termination date if the Bank is deemed to be in a troubled condition and subject to the applicable regulatory approval required, or for a period of three years following the termination date if the Bank is not deemed to be in a troubled condition. In addition, all unvested options to acquire capital stock and all awards of restricted stock held by Mr. Frawley as of the date a notice of termination is given by Mr. Frawley shall be immediately vested and all such options shall be immediately exercisable and shall not expire for 90 days following such termination. In the event of a termination due to death, the Bank shall pay Mr. Frawley’s base salary through the date of the death, as well as any other compensation earned as of that date. In the event of a termination due to disability, the Bank shall pay Mr. Frawley’s base salary through the termination date.
     In the event that any of the payments of severance benefits described above are deemed to be an “excess parachute payment” as defined by Section 280G of the Internal Revenue Code of 1986, as amended, and which subjects Mr. Frawley to an excise tax, the Bank will pay a supplement benefit equal to the excise tax and all state and federal income taxes on the supplement benefit.
     The Employment Agreement requires Mr. Frawley to refrain from soliciting customers of the Bank or competing with the Bank within a five-mile radius of the Bank’s existing locations, during employment and for a two-year period after termination of employment. The Employment Agreement also requires Mr. Frawley to refrain from hiring employees, officers, contractors or independent contractors of the Bank for a one year period after termination and limits Mr. Frawley’s ability to disclose or use any of the Bank’s methods of doing business that are not of general public knowledge or furnish anyone with the name of or lists of customers or active prospects of the Bank.
     The Company has requested approval from the Federal Reserve Bank of Atlanta (the “FRB Atlanta”) for the Company to become a party to the Employment Agreement, upon substantially the same terms as the Bank. Upon the receipt of such approval, which the Company presently expects to receive in the near future, the Company will become a party to the Employment Agreement. The Company does not intend to file an additional Current Report on Form 8-K, or to amend this Current Report on Form 8-K, to report the receipt of the FRB Atlanta’s approval or the Company becoming a party to the Employment Agreement. However, if the FRB Atlanta declines to approve the Company’s request, then the Company will file an amendment to this Current Report on Form 8-K to report that development.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 3, 2008	INTEGRITY BANCSHARES, INC.
	By:	/s/ Suzanne Long
Suzanne Long
Senior Vice President and Chief Financial Officer